Exhibit 99.1

Integration Update and a Look Ahead

At our last Fireside Chat, we communicated that we would have another informational session in early September. Because we now plan to offer some additional sessions during the month of September (see below), which will be even more informative and will be in lieu of this month’s Fireside Chat, we chose to send out a written communication detailing what we’ve accomplished and what we can look forward to in the month ahead.

Thanks again for your patience as we continue through the process of meeting regulatory requirements during this post-announce/pre-legal close phase of the integration. Since our last Fireside Chat, we have accomplished a great deal and are moving steadily towards an anticipated close as soon as possible following the October 7 stockholder meeting. Below is a brief recap of some of the milestones we’ve reached over the past month:

•	U.S. antitrust clearance was received from the Department of Justice for the proposed transaction.

•	Workstream teams (14 functional areas of focus in order for full integration to be accomplished) consisting of both Sourcefire and Cisco employees, began collaborating and sharing vital information through our newly established Intralinks Data Room, all consistent with the fact that the companies remain independent competitors until closing.

•	HR, IT and Facilities Teams traveled to San Jose, CA to prepare for initial onboarding of employees.

•	Job mapping, which is the process of determining the accurate job and level within each functional area, has begun for all employees.

Below you will find a summary of upcoming informational meetings and activities for this month. More details on specific meeting times will be forthcoming. If you have questions about anything below, please don’t hesitate to reach Cisco via the “Ask A Question” tool on the CAC site or contact your Sourcefire HR team at hrhelp@sourcefire.com.

Employee Communications Sessions and Global Manager Sessions (September 23rd and 24th) : Sessions will be held for managers and for all employees by region. These sessions will enable you to understand key principles of the integration, what the deal close actually means and entails, and to present the integration’s key employee milestones and activities.

Stock Information Sessions – (September 25th and 26th): These sessions will help you understand Cisco’s stock plan, opportunities, approach and the method by which your stock will transition to Cisco. It is an opportunity for you to ask questions of the Cisco stock experts.

Individual Country Cisco Benefits Overview (September 24th): These tailored sessions will share an overview of Cisco’s Total Rewards Program to help you understand Cisco’s holistic approach to employee benefits and the choices available to you.

In addition to these meetings, we have a Snorty souvenir to share with all Firemen. After our last chat, Ed Smith, one of our fellow Firemen in Engineering, suggested a T-shirt idea that we couldn’t resist producing (see logo below). Clearly, the message should be taken to heart! The shirts will be distributed soon. Stay tuned for details.

Many thanks to Ed for his innovation and to Tori Devereux, Chris Chon, and Chris Bretz in Marketing for making this souvenir a reality! You all are ON FIRE!

Additional Information and Where You Can Find It:

In connection with the proposed acquisition by Cisco Systems, Inc. (“Parent”) of Sourcefire, Inc. (the “Company”) pursuant to the terms of an Agreement and Plan of Merger by and among the Company, Parent, and a wholly-owned subsidiary of Parent, the Company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on September 9, 2013. Investors are urged to read the definitive proxy statement (including all amendments and supplements) because it contains important information. Investors may obtain free copies of the definitive proxy statement, as well as other filings containing information about the Company, without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from the Company’s Investor Relations web site (http://investor.sourcefire.com/) or by directing a request to the Company at: Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, MD 21046.

The Company and its officers and directors and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the acquisition. Information about the Company’s executive officers and directors is set forth in the proxy statement for the Company’s 2013 Annual Meeting of Stockholders, which was filed with the SEC on April 24, 2013. Investors may obtain more detailed information regarding the direct and indirect interests of the Company and its respective executive officers and directors in the acquisition by reading the definitive proxy statement filed with the SEC on September 9, 2013.

Forward Looking Statements:

This written communication contains forward-looking statements that involve risks and uncertainties concerning Parent’s proposed acquisition of the Company, the Company’s expected financial performance, as well as the Company’s strategic and operational plans. Actual events or results may differ materially from those described in this written communication due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed; the reaction of our customers to the transaction; general economic conditions; the possibility that the Company may be unable to obtain stockholder approval as required for the transaction or that the other conditions to the closing of the transaction may not be satisfied; the transaction may involve unexpected costs, liabilities or delays; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement. In addition, please refer to the documents that Parent and the Company file with the SEC on Forms 10-K, 10-Q and 8-K. The filings by the Company identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. The Company is under no duty to update any of the forward-looking statements after the date of this written communication to conform to actual results.